Exhibit 5.1

[LETTERHEAD OF STRADLEY RONON STEVENS & YOUNG, LLP]

September 27, 2007

Harleysville National Corporation
483 Main Street
Harleysville, PA 19438

Re:      Registration Statement on Form S-4 – East Penn Financial Corporation

Ladies and Gentlemen:

We have acted as special counsel for Harleysville National Corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-4 filed August 31, 2007, as amended by Form S-4/A filed September 27, 2007 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended, 3,139,008 additional shares (the “Shares”) of the common stock of the Company, par value $1.00 per share (the “Common Stock”). The Shares are issuable to holders of common stock of East Penn Financial Corporation upon the “Effective Time” (as defined in the “Merger Agreement” referred to below) of the “Merger” referred to in that certain Merger Agreement among the Company, East Penn Financial Corporation and East Penn Bank, as amended by Amendment No. 1 to Merger Agreement dated August 29, 2007 (as so amended, the “Merger Agreement”).

In our capacity as special counsel, we have been requested to render the opinions set forth in this letter and, in connection therewith, we have reviewed the following documents: (i) the Registration Statement, (ii) the Merger Agreement, (iii) the Company’s Articles of Incorporation, as amended, certified as true and correct by the Secretary of the Commonwealth of Pennsylvania on August 23, 2007, (iv) minutes of the May 15, 2007 and August 9, 2007 meetings of the Board of Directors of the Company approving the Merger and the transactions related thereto, certified as true and correct by the Secretary of the Company as of August 22, 2007, (v) minutes of the August 9, 2007 meeting of the Board of Directors of The Harleysville National Bank and Trust Company (“HNB”), approving the “Bank Merger” referred to in the Merger Agreement and the transactions related thereto, certified as true and correct by the Secretary of HNB as of August 22, 2007, (vi) Bylaws of the Company, as amended, certified as true and correct by the Secretary of the Company as of August 22, 2007, (vii) an Officers Certificate dated August 24, 2007 with respect to certain matters related to the issuance and status of the Shares, and (viii) evidence of subsistence of the Company issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania on August 21, 2007.

In rendering this opinion, we have assumed and relied upon, without independent investigation, (i) the authenticity, completeness, truth and due authorization, execution and delivery of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies. The laws covered by the opinion expressed herein are limited to (a) the federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States of America and (b) the laws of the Commonwealth of Pennsylvania. This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares, when issued upon the Effective Time of the Merger pursuant to the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. Furthermore, we hereby consent to the filing of this opinion letter as an exhibit to any applications for registration, qualification, or exemption, as the case may be, filed by, or on behalf of, the Company under the securities laws of the several states and other jurisdictions of the United States relating to the offering described in the Registration Statement.

Very truly yours,
STRADLEY, RONON, STEVENS & YOUNG, LLP
By:	/s/ David F. Scranton
David F. Scranton, a Partner